EXHIBIT 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. […***…] denotes omissions.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is made this 13th day of December, 2012 (the “Effective Date”) between:

CYDEX PHARMACEUTICALS, INC., a Delaware corporation with offices at 11119 North Torrey Pines Road, Suite 200, La Jolla, California 92037 (“CyDex”); and

SAGE THERAPEUTICS INC., a Delaware corporation with offices at 29 Newbury Street, Suite 301, Boston, Massachusetts 02116 (“Sage”).

RECITALS

WHEREAS, CyDex and Sage are also parties to that certain Commercial License Agreement of even date herewith (the “Commercial License Agreement”) and that certain License Agreement dated October 13, 2011 (the “License Agreement”); and

WHEREAS, CyDex desires to sell Captisol® to Sage or its Contract Manufacturers (defined below), and Sage desires to obtain supplies of Captisol® from CyDex, for use in the Licensed Product, in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the following mutual promises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

1. Definitions.

For the purposes of this Agreement, defined terms shall have the meanings defined in the Commercial License Agreement or as defined elsewhere in this Agreement. For reference purposes, “Affiliate”, “Captisol”, “Claim”, “Clinical Grade Captisol”, “Commercial Grade Captisol”, “Commercial Launch Date”, “Commercially Reasonable Efforts”, “Compound”, “Contract Manufacturer”, “FDA”, “Field”, “Licensed Product”, “NDA”, “Pfizer” “Specifications”, and “Sublicensees” are defined in the Commercial License Agreement.

2. Purchase and Supply of Captisol.

2.1 Clinical Quantities. Sage shall have, subject to the terms and conditions of this Agreement, the right to purchase Clinical Grade Captisol and/or Commercial Grade Captisol from CyDex, at the purchase prices specified in Exhibit A hereto, as may be increased pursuant to Section 4.1(a); such purchase prices are EXW (Incoterms 2010) CyDex’s production point or storage facilities.

2.2 Purchase Commitment. Subject to the provisions of this Agreement and during the Term of this Agreement, Sage agrees that Sage and its Affiliates and Sublicensees and their Contract Manufacturers shall purchase 100% of their requirements for Captisol for use in the formulation of Licensed Product exclusively from CyDex. Sage shall not itself, and will not permit its Affiliates and Sublicensees to, make, sell, offer to sell or import bulk Captisol. This Agreement and the Commercial License Agreement do not grant Sage, its Affiliates or Sublicensees or their Contract Manufacturers the right to manufacture (or have manufactured on their behalf) Captisol, without CyDex’s prior written consent. Sage covenants and agrees that it and its Affiliates, Sublicensees and Contract Manufacturers shall not re-sell any Captisol purchased pursuant to this Agreement (except as incorporated into the Licensed Product in and for the Field), and shall not use any Captisol purchased pursuant to this Agreement except in connection with the Licensed Product in and for the Field. Before entering into an agreement with any Sublicensees or Contract Manufacturers, Sage shall advise such Sublicensee or Contract Manufacturer of the foregoing restrictions and shall obtain such Sublicensee’s or Contract Manufacturer’s written agreement to observe and be bound thereby. Sage shall be responsible and liable for any actions by its Affiliates, Sublicensees and Contract Manufacturers which would have violated this Section 2.2 if committed by Sage itself.

2.3 Supply Commitment. CyDex agrees that CyDex shall produce (or have produced for it) and sell to Sage and its Affiliates and Sublicensees and their Contract Manufacturers 100% of Sage’s and its Affiliates’ and Sublicensees’ and their Contract Manufacturers’ requirements for Captisol for use in the formulation of Licensed Product in and for the Field, during the Term and subject to the provisions of this Agreement; provided that, and notwithstanding anything to the contrary in this Agreement, in no event shall CyDex be obligated to supply to Sage or its Affiliates or Sublicensees or their Contract Manufacturers more than an aggregate quantity of […***…] kilograms of Captisol per year pursuant to this Agreement.

2.4 Third-Party Manufacturers. Without limiting CyDex’s responsibility under this Agreement, CyDex shall have the right at any time to satisfy its supply obligations to Sage hereunder either in whole or in part through arrangements with third parties engaged by CyDex to perform services or supply facilities or goods in connection with the manufacture or testing of Captisol (each, a “Third- Party Manufacturer”). CyDex shall give Sage no less than 12 month’s prior written notice of any such arrangement. The parties hereby agree that The Hovione Group is a Third-Party Manufacturer as of the Effective Date of this Agreement.

3. Supply Terms.

3.1 Orders. During the Term and subject to the provisions of this Agreement, Sage may place orders in customary form (or, to the extent so required by Section 3.2(d), in Section 3.2(d) form) for Captisol on behalf of its Affiliates and Sublicensees; provided, however, that: (a) Sage shall instruct CyDex as to the location for the shipment thereof; (b) Sage shall guarantee payment to CyDex of all amounts payable with respect thereto; and (c) if Sage requests that CyDex deliver such orders to Sage for re-delivery thereof by Sage to its Affiliates or Sublicensees, Sage shall comply with all applicable laws, rules and regulations applicable to the transportation of Captisol from Sage to its Affiliates and Sublicensees.

3.2 Supply Terms.

(a) Long-term Forecast. No later than 12 months before the anticipated Commercial Launch Date, Sage shall provide CyDex with a good-faith forecast setting forth Sage’s estimate of the required quantities of Commercial Grade Captisol for each of the following three years. Such long-term forecast shall thereafter be updated by Sage at least once every 12 months. Such long-term forecasts shall not be binding and shall be for planning purposes only.

(b) Detailed Forecast. At least 4 months before the first order of Commercial Grade Captisol, Sage shall deliver to CyDex a detailed good-faith rolling forecast setting forth Sage’s requirements and anticipated delivery schedules for Commercial Grade Captisol for the 12 month period following such first order (the “Initial Detailed Forecast”). The Initial Detailed Forecast shall thereafter be updated by Sage quarterly (each a “Detailed Forecast”), no later than the first day of each calendar quarter, so that each quarter CyDex shall have been provided with a rolling Detailed Forecast for each quarter during the 12-month period commencing on the first day of the next calendar quarter following the date on which such Detailed Forecast is submitted. Before the third anniversary of the Commercial Launch Date, the first 6 months of each Detailed Forecast shall be firm and binding on both parties, subject to the permissible variances set forth in Section 3.2(c)(i) below, while the final 6 months of each Detailed Forecast shall not be binding and shall be for planning purposes only. After the third anniversary of the Commercial Launch Date, the entire Detailed Forecast shall be firm and binding on both parties, subject to the permissible variances set forth in Section 3.2(c)(ii) below. If Sage fails to provide any updated Detailed Forecast in accordance with this Section 3.2(b), the Detailed Forecast last provided by Sage shall be deemed to be resubmitted as Sage’s binding Detailed Forecast for the next succeeding 12-month period, and with the same quantity and timing as had been forecasted (or deemed to be forecasted) for the fourth quarter of the prior Detailed Forecast being repeated as the forecasted quantity and timing for the new Detailed Forecast’s fourth quarter.

(c) Detailed Forecast Variances.

(i) Until the 3rd anniversary of the first Commercial Launch Date, each updated Detailed Forecast may modify the amount of Commercial Grade Captisol estimated in the previous Detailed Forecast and the corresponding delivery timing in accordance with the following limitations (the “Purchase Volume Limitations”):

(1) for the first through third calendar months covered by such updated Detailed Forecast, there shall be no change in excess of a percentage to be agreed upon at a later date such that volume increases or decreases per month from the prior Detailed Forecast may be made without the prior express written consent of CyDex;

(2) for the fourth through sixth calendar months covered by such updated Detailed Forecast, there shall be no change in excess of a percentage to be agreed upon at a later date such that volume increases or decreases per month from the prior Detailed Forecast may be made without the prior express written consent of CyDex;

(3) for the third calendar quarter covered by such updated Detailed Forecast, there shall be no change in excess of a percentage to be agreed upon at a later date such that volume increases or decreases from the prior Forecast may be made without the prior express written consent of CyDex; and

(4) for the fourth calendar quarter covered by such updated Detailed Forecast, there shall be no change in excess of a percentage to be agreed upon at a later date such that volume increases or decreases from the prior Forecast may be made without the prior express written consent of CyDex.

(ii) After the 3rd anniversary of the Commercial Launch Date, the Purchase Volume Limitations shall be deemed modified as follows:

(1) for the first calendar quarter covered by such updated Detailed Forecast, there shall be no change in excess of a percentage to be agreed upon at a later date such that volume increases or decreases per month from the prior Detailed Forecast may be made without the prior express written consent of CyDex;

(2) for the second calendar quarter covered by such updated Detailed Forecast, there shall be no change in excess of a percentage to be agreed upon at a later date such that volume increases or decreases from the prior Detailed Forecast may be made without the prior express written consent of CyDex;

(3) for the third calendar quarter covered by such updated Detailed Forecast, there shall be no change in excess of a percentage to be agreed upon at a later date such that volume increases or decreases from the prior Forecast may be made without the prior express written consent of CyDex; and

(4) for the fourth calendar quarter covered by such updated Detailed Forecast, there shall be no change in excess of a percentage to be agreed upon at a later date such that volume increases or decreases from the prior Forecast may be made without the prior express written consent of CyDex.

(d) Purchase Orders. Together with each Detailed Forecast provided under Section 3.2(b) above, Sage shall place a firm purchase order with CyDex in a form mutually agreed upon by the parties, for Sage’s order of Commercial Grade Captisol for the first calendar quarter of the Detailed Forecast for delivery consistent with the Detailed Forecast. Detailed Forecasts deemed delivered pursuant to the last sentence of Section 3.2(b) shall also be deemed to be accompanied by corresponding firm purchase orders for the first calendar quarter. Each purchase order, for all grades of Captisol, shall specify: (i) the grade of Captisol ordered (i.e., Commercial Grade Captisol or Clinical Grade Captisol); (ii) quantities; (iii) delivery dates; and (iv) reasonable shipping instructions. CyDex shall comply with Sage’s requested delivery dates if the firm purchase order date is at least 90 days before the stipulated delivery date and is made in accordance with the quantities set forth in the latest Detailed Forecast. Any such firm purchase order for Commercial Grade Captisol provided by Sage, to the extent such order is in the form mutually agreed upon by the parties and does not request more or less than the Purchase Volume Limitations, shall be deemed accepted by CyDex upon receipt by CyDex. With respect to any quantities ordered under such purchase order that exceed the Purchase Volume Limitations, CyDex shall not be obligated to accept such orders but nevertheless shall use good faith efforts to fill such orders for such excess quantities from available supplies. If CyDex, despite the use of good faith efforts, is unable to supply such quantities that exceed the Purchase Volume Limitations to Sage, such inability to supply shall not be deemed to be a breach of this Agreement by CyDex or a failure by CyDex to supply for any purpose. CyDex shall use reasonable efforts to notify Sage as soon as possible, but no less than within 30 days, after its receipt of Sage’s purchase order of its ability to fill any amounts of such order that are in excess of the Purchase Volume Limitations. If any purchase order or other document submitted by Sage hereunder or any other document passing between the parties contains terms or conditions in addition to or inconsistent with the terms of this Agreement, the terms of this Agreement shall control and prevail and the parties hereby agree that such additional or inconsistent terms shall simply be ignored and deemed not to exist, unless they are handwritten and expressly identified as being additional to or inconsistent with this Section 3.2(d) and are signed by officers of both parties next to the handwriting.

3.3 Delivery. Sage acknowledges the inherent risk that a batch of Captisol may be lost in production or shipment, and Sage shall use commercially reasonable efforts to maintain a sufficient inventory of Captisol in the event of late delivery by CyDex. Quantities actually delivered to Sage or Sage’s designee pursuant to an accepted purchase order may vary from the quantities reflected in such purchase order by up to 10% and still be deemed to be in compliance with such purchase order; provided, however, that Sage shall only be invoiced and required to pay for the quantities of Captisol that Sage actually ordered and CyDex actually delivered to Sage or Sage’s designee. CyDex shall use Commercially Reasonable Efforts to include, in the next shipment of Captisol to Sage, any quantities ordered pursuant to an accepted purchase order but not delivered.

3.4 Modified Specifications. CyDex shall have the right to change the Specifications from time to time during the Term; provided that any change to the Specifications that would require Sage to (i) conduct additional process validation or (ii) comply with additional clinical study requirements from the FDA or other major-market regulatory agencies that would be beyond that required for the Licensed Product formulated with Captisol meeting the unmodified Specifications, will require Sage’s prior written consent. In the event that CyDex desires to change the Specifications, CyDex shall give Sage at least 3 months’ notice. If CyDex desires to change the Specifications or a regulatory agency requires a change to the Specifications where such change is generally applicable to Captisol, CyDex shall reimburse Sage for any Captisol purchased hereunder which is rendered unusable in all major markets by such change in Specifications. CyDex shall use Commercially Reasonable Efforts to cooperate with Sage to, if necessary, have any change approved by the FDA and other regulatory agencies having jurisdiction. CyDex will continue to provide Captisol with the unmodified Specifications under the terms of this Agreement until such time that Sage has obtained any required approvals for the Specification change by the FDA and other applicable major-market regulatory agencies. In the event that the FDA or another applicable major- market regulatory agency having jurisdiction requires Sage to implement any changes to the Specifications, CyDex shall use all reasonable efforts to make such changes. CyDex shall promptly advise Sage as to any lead-time changes or other terms that may result from a change to the Specifications. Sage shall bear the costs CyDex actually incurred for materials already purchased expressly for Sage, its Affiliates or Sublicensees and rendered unusable by a change in Specifications requested by Sage and agreed to by CyDex. If a regulatory agency requires a change to the Specifications where such change is not generally applicable to Captisol but is specific to the Licensed Product, or if Sage requests a change to the Specifications which CyDex agrees to, then Sage shall be responsible for the documented, reasonable costs incurred to generate such unique, modified Specifications. In all other instances, CyDex shall bear all costs associated with any change to the Specifications.

3.5 Inability to Supply.

(a) Notice. CyDex shall notify Sage if CyDex is unable to supply the quantity of (i) Commercial Grade Captisol ordered by Sage within the Purchase Volume Limitations set forth in Section 3.2(c) or (ii) Clinical Grade Captisol ordered by Sage as set forth in Section 2.1 above: (1) as soon as possible but no less than within 15 days after CyDex’s receipt of a purchase order from Sage; or (2) immediately upon becoming aware of an event of force majeure or any other event including, but not limited to, CyDex’s failure to pass any regulatory inspections or as a result of modified Specifications that would render CyDex unable to supply to Sage the quantity of Captisol that CyDex is required to supply hereunder.

(b) Allocation. If CyDex is unable to supply to Sage the quantity of Captisol that CyDex is required to supply hereunder, CyDex (i) shall allocate its available Captisol among Sage and any other purchasers of Captisol with which CyDex then has an on- going contractual relationship, in proportion to the quantity of Captisol for which each of them has orders pending at such time and (ii) shall take all reasonable steps necessary to minimize supply delays. The supply allocation provided in this Section 3.5(b) and the alternate suppliers provisions of Section 3.5(c) shall be CyDex’s sole obligation and Sage’s sole and exclusive remedy for any supply shortage.

(c) Alternate Suppliers. If CyDex fails to supply to Sage, or if CyDex will be unable to supply Sage with 80% (i.e., maximum shortfall of 20%) of the quantity of Captisol properly forecasted and ordered by Sage (and provided such order was within the Purchase Volume Limitations) in accordance with this Agreement, for a period of three consecutive months or longer or if any such failure occurs three or more times during any twelve month period (“Supply Interruption”) then CyDex shall immediately provide written notice to Sage of the Supply Interruption. In the event of a Supply Interruption:

(i) Additional Site. CyDex shall negotiate with its Third-Party Manufacturer for such Third-Party Manufacturer to validate and qualify an additional site for the manufacture of Captisol as soon as practicable, but in any event within 90 days from the first day of the Supply Interruption.

(ii) Additional Manufacturer. If an additional site pursuant to Section 3.5(c)(i) does not resolve the Supply Interruption, then CyDex shall use its good faith efforts to qualify one or more alternate suppliers for the manufacture of Captisol as soon as practicable, but in any event within 90 days from the first day of the Supply Interruption.

(iii) Alternate Supply. In the event of a Supply Interruption, Sage shall be permitted to purchase Captisol from any Third-Party Manufacturer on the terms provided hereunder until CyDex provides reasonably acceptable assurances to Sage that the cause of the Supply Interruption has been resolved.

3.6 Control; Acceptance and Rejection.

(a) Quality Control. CyDex shall conduct or have conducted quality control testing of Captisol before shipment in accordance with the Specifications and other CyDex-approved quality control testing procedures that shall be set forth in the Specifications (the “Testing Methods”). CyDex shall retain or have retained accurate and complete records pertaining to such testing as well as samples (equal to at least twice the amount required to perform the full suite of Testing Methods) from each lot of Captisol shipped to Sage, for at least through the expiration date of such Captisol plus six months or longer if required by law. Each shipment of Captisol hereunder shall be accompanied by a certificate of analysis for each lot of Captisol therein.

(b) Acceptance Testing. Sage shall have a period of 45 days from the date of receipt to test or cause to be tested Captisol supplied under this Agreement. Sage or its designee shall have the right to reject any shipment of Captisol that does not conform in all respects with the Specifications at the time of delivery when tested in accordance with the Testing Methods. All shipments of Captisol shall be deemed accepted by Sage unless CyDex receives written notice of rejection from Sage within such 45-day period, describing the reasons for the rejection in reasonable detail. Once a delivery of Captisol is accepted or deemed accepted hereunder, Sage shall have no recourse against CyDex in the event Captisol is subsequently deemed unsuitable for use for any reason, except as provided in Section 10 below and except for Captisol that is not fit for use after the acceptance has occurred due to a defect in the Captisol that could not be detected through the performance of the Testing Method.

(c) Confirmation. After its receipt of a notice of rejection from Sage pursuant to Section 3.6(b) above, CyDex shall notify Sage as soon as reasonably practical whether it accepts Sage’s basis for rejection and Sage shall cooperate with CyDex in determining whether such rejection was necessary or justified. If the parties are unable to agree as to whether a shipment of Captisol supplied by

CyDex or its Third-Party Manufacturer hereunder meets the Specifications, such question shall be submitted to an independent quality control laboratory mutually agreed upon by the parties. The findings of such independent laboratory shall be binding upon the parties. The cost of the independent quality control laboratory shall be borne by the party whose results are shown by such laboratory to have been incorrect.

(d) Return or Destruction of Rejected Shipments. Sage may not return or destroy any batch of Captisol until it receives written notification from CyDex that CyDex does not dispute that the batch fails to meet the Specifications. CyDex will indicate in its notice either that Sage is authorized to destroy the rejected batch of Captisol or that CyDex requires return of the rejected Captisol. Upon written authorization from CyDex to do so, Sage shall promptly destroy the rejected batch of Captisol and provide CyDex with written certification of such destruction. Upon receipt of CyDex’s request for return, Sage shall promptly return the rejected batch of Captisol to CyDex. In each case, CyDex will reimburse Sage for the documented, reasonable costs associated with the destruction or return of the rejected Captisol.

(e) Refund or Replacement. Sage shall not be required to pay any invoice with respect to any shipment of Captisol properly rejected pursuant to this Section 3.6. Notwithstanding the foregoing, Sage shall be obligated to pay in full for any rejected shipment of Captisol that is not returned or destroyed in accordance with Section 3.6(d) above and that is subsequently determined to meet the Specifications in all material respects, irrespective of whether Sage has already paid CyDex for a replacement shipment. If Sage pays in full for a shipment of Captisol and subsequently properly rejects such shipment in accordance with this Section 3.6, Sage shall be entitled, upon confirmation that such shipment failed to meet the Specifications in all material respects, either, at Sage’s option: (i) to a refund or credit equal to the purchase price paid with respect to such rejected shipment (including without limitation, taxes paid and shipping expenses); or (ii) to require CyDex to promptly replace and deliver to Sage an amount of Captisol that conforms to the requirements of this Agreement to replace such rejected shipment at no additional cost to Sage. Sage acknowledges and agrees that, except for the indemnification obligations set forth in Section 10 below, Sage’s rights to a refund or credit for or to receive replacement of properly rejected shipments of Captisol hereunder shall be Sage’s sole and exclusive remedy, and CyDex’s sole obligation, with respect to non-conforming Captisol delivered hereunder.

(f) Exceptions. Sage’s rights of rejection, return, refund and replacement set forth in this Section 3.6 shall not apply to any Captisol that is non-conforming due to damage (i) caused by Sage, its Affiliates or Sublicensees or their respective employees or agents, including but not limited to, misuse, neglect, improper storage, transportation or use beyond any dating provided or (ii) that occurs after delivery of such Captisol to the carrier at the point of origin, including but not limited to any damage caused thereafter by accident, fire or other hazard and CyDex shall have no liability or responsibility to Sage with respect thereto.

(g) Inspections. Authorized representatives of Sage shall be permitted to inspect those portions of all CyDex and Third- Party Manufacturer facilities that are used to manufacture, prepare, process, store or conduct testing of Captisol on an annual basis (scheduled at least 90 days in advance) during the term of this Agreement. Such representatives shall comply with the applicable rules and regulations for workers at such facilities and shall enter into reasonable confidentiality and non-use agreements if so requested by CyDex. Such audits shall be conducted in a manner that is intended to minimize any disruption to the operations at such facilities. CyDex shall promptly address and correct any deficiencies from cGMP’s identified in connection with such inspections.

3.7 Incoterms Delivery. All Captisol shall be delivered EXW (Incoterms 2010) CyDex’s production point or storage facilities.

4. Compensation.

4.1 Pricing.

(a) Captisol Purchase Price Increases and Quanta. CyDex reserves the right to increase such purchase prices set forth in Exhibit A on each January 1 during the Term, upon no less than 180 days’ written notice to Sage, by a percentage equal to the aggregate percentage increase, if any, in the […***…], U.S. Department of Labor, for the 12-month period ending March 31 of the prior year (or any applicable successor index). Ordered quantities of Commercial Grade Captisol shall be specified in multiples of […***…] kilograms, subject to a minimum order quantity of […***…] kilograms.

(b) Shortfall Reimbursement (Take or Pay). If Sage fails to order for the first calendar quarter of any Detailed Forecast (a “Q1”) a quantity of Commercial Grade Captisol to be delivered during such Q1 (or within 100 days after the firm purchase order is placed) that is equal to or greater than the quantity of Commercial Grade Captisol Sage is obligated to purchase pursuant to the applicable Detailed Forecast (the difference between the quantity of Commercial Grade Captisol Sage is obligated to purchase in Q1 pursuant to the applicable Detailed Forecast and the amount of Commercial Grade Captisol that Sage actually orders for delivery in Q1 (or within 60 days after the firm purchase order is placed), the “Shortfall”), then Sage shall pay CyDex 60% of the purchase price hereunder for the Shortfall amount and shall not be entitled to receive delivery of such Shortfall amount. This Section 4.1(b) is based on the time stated for delivery in the original order, as opposed to the time delivery is actually made.

(c) Compound Supplies. For clarity, Sage or its Contract Manufacturers shall at their cost arrange for supplies of the Compound and for all other items and services needed in connection with the manufacture and commercial delivery of Licensed Products.

4.2 Invoicing; Payment. CyDex shall invoice Sage upon shipment of each order of Captisol. All invoices shall be sent to the address specified in the applicable purchase order, and each invoice shall state the purchase price for Captisol in such shipment, plus any insurance, taxes, shipping costs or other costs incidental to such purchase or shipment initially paid by CyDex but to be borne by Sage hereunder; provided, however, that if such insurance, taxes, shipping costs or other costs incidental to such purchase or shipment initially paid by CyDex but to be borne by Sage are not known at the time CyDex invoices Sage for the purchase price for the Captisol ordered by Sage, CyDex may invoice such costs at a later date.

4.3 Payments. All amounts due hereunder are stated in, and shall be paid in, U.S. dollars. Payment of CyDex’s invoices shall be made within 30 days of Sage’s receipt of such invoices except in the event of a good faith rejection of a shipment of Captisol in accordance with this Agreement, in which event payment shall be made promptly after such shipment is determined to comply with the requirements of this Agreement, if applicable. Unpaid balances shall accrue interest, from due date until paid, at a rate equal to the prime rate, as reported in The Wall Street Journal, Eastern U.S. Edition, on the date such payment is due (or the last previous publication date if such date is not a publication date), plus an additional 200 basis points. If any amount due hereunder or under the Commercial License Agreement and not subject to a reasonable, good-faith dispute by Sage remains outstanding for more than 45 days after its due date, CyDex may, in addition to any other rights or remedies it may have, refuse to ship Captisol hereunder except upon payment by Sage in advance.

4.4 Taxes. All amounts due hereunder exclude all applicable sales, use, and other taxes, and Sage will be responsible for payment of all such taxes (other than taxes based on CyDex’s income), fees, duties, and charges, and any related penalties and interest, arising from the payment of amounts due under this Agreement. Sage shall make all payments to CyDex under this Agreement free and clear of, and without reduction for, any withholding taxes; any such taxes imposed on payments of amounts to CyDex hereunder will be Sage’s sole responsibility. Sage shall indemnify and hold CyDex harmless from any and all such taxes and any actions brought against CyDex by any taxing authority with respect to such taxes. The parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of payments made by Sage to CyDex under this Agreement. To the extent Sage is required to withhold taxes on any payment to CyDex, Sage shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to CyDex official receipts issued by the appropriate taxing authority and/or an official tax certificate, or such other evidence as CyDex may reasonably request, to establish that such taxes have been paid. CyDex shall provide Sage any tax forms that may be reasonably necessary in order for Sage to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. CyDex shall use reasonable efforts to provide any such tax forms to Sage at least 30 days before the due date for any payment for which CyDex desires that Sage apply a reduced withholding rate. Each party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the party bearing such withholding tax or value added tax.

5. Representations and Warranties.

5.1 Limited Warranty. CyDex warrants solely to Sage that all Captisol sold to Sage pursuant to this Agreement (a) shall conform to the respective Specifications (as applicable for Clinical Grade Captisol or Commercial Grade Captisol) in all respects at the time of delivery, (b) shall have been manufactured, stored, packaged and (to the extent CyDex is responsible for shipping) shipped in accordance with cGMP’s and all other applicable laws and regulations, (c) shall be delivered with good and marketable title, free and clear of any liability, pledge, lien, restriction, claim, charge, security interest or other encumbrance and (d) shall have not less than 75% of the remaining shelf life on the date of delivery. CyDex’s sole obligation, and Sage’s sole and exclusive remedies, for any breach of such warranty, shall be (i) for a refund or credit equal to the purchase price paid with respect to such rejected shipment, or for CyDex to replace such rejected shipment at no additional cost to Sage; and (ii) indemnification pursuant to Section 6.1 (Indemnification by CyDex) hereof. The term “cGMP’s” shall mean current good manufacturing practices for the methods to be used in, and the facilities and controls to be used for, the manufacture, preparation, packing and holding of pharmaceutical excipients, all as set forth from time to time by the U.S. Pharmacopoeia General Chapter <1078> Good Manufacturing Practices For Bulk Excipients and International Pharmaceutical Excipients Council’s IPEC/PQG GMP Guide For Pharmaceutical Excipients, and any successors thereto.

5.2 Representations and Warranties. The provisions of Section 9.1 (Mutual Representations and Warranties) and Section 9.2 (CyDex Representation) of the Commercial License Agreement are incorporated herein by reference as if fully set forth herein, with references therein to “this Agreement” being understood to refer to this Supply Agreement rather than to the Commercial License Agreement.

5.3 Disclaimer. The warranties set forth in this Section 5 are provided in lieu of, and each party hereby disclaims, all other warranties, express and implied, relating to the subject matter of this Agreement or Captisol, including but not limited to the implied warranties of merchantability and fitness for a particular purpose, title and non-infringement of third party rights.

6. CONFIDENTIALITY.

6.1 Definition. Sage and CyDex each recognizes that, during the Term, it may be necessary for a party (the “Disclosing Party”) to provide Confidential Information (as defined herein) to the other party (the “Receiving Party”) that is highly valuable, the disclosure of which would be highly prejudicial to such party. The disclosure and use of Confidential Information will be governed by the provisions of this Section 6. Neither Sage nor CyDex shall use the other’s Confidential Information except as expressly permitted in this Agreement. For purposes of this Agreement, “Confidential Information” means all information disclosed by the Disclosing Party to the Receiving Party and which is obviously Confidential Information, or which is designated in writing by the Disclosing Party as “Confidential” (or equivalent), or which when disclosed orally is declared to be confidential by the Disclosing Party and confirmed in a writing delivered to the Receiving Party within 30 days of such disclosure, including but not limited to product specifications, data, know-how, formulations, product concepts, sample materials, business and technical information, financial data, batch records, trade secrets, processes, techniques, algorithms, programs, designs, drawings, and any other information related to a party’s present or future products, sales, suppliers, customers, employees, investors or business. Without limiting the generality of the foregoing, CyDex’s Confidential Information includes all materials provided as part of the Captisol Data Package, and Sage’s Confidential Information includes Sage Patents and Sage Know-How.

6.2 Obligation. CyDex and Sage agree that they will disclose Confidential Information received from the other to its (or its respective parent’s) own officers, employees, consultants and agents only if and to the extent necessary to carry out their respective responsibilities under this Agreement or in accordance with the exercise of their rights under this Agreement, and such disclosure shall be limited to the maximum extent possible consistent with such responsibilities and rights. Neither party shall disclose Confidential Information of the other to any Third Party without the other’s prior written consent, and any such disclosure to a Third Party shall be pursuant to the terms of a non-disclosure agreement no less restrictive than this Section 6. The party which disclosed Confidential Information of the other to any Third Party shall be responsible and liable for any disclosure or use by such Third Party (or its disclosees) which would have violated this Agreement if committed by the party itself. Neither party shall use Confidential Information of the other except as expressly allowed by and for the purposes of this Agreement. Each party shall take such action to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information (but in no event less than a reasonable standard of care). Unless otherwise specified in this Agreement and subject to terms and conditions in this Agreement, if so requested by the other party a party shall promptly return all relevant records and materials in its possession or control containing or embodying the other party’s Confidential Information (including all copies and extracts of documents); provided, however, that each party may retain one archival copy (and such electronic copies that exist as part of the party’s computer systems, network storage systems and electronic backup systems) of such records and materials solely to be able to monitor its obligations that survive under this Agreement.

6.3 Exceptions. The use and non-disclosure obligations set forth in this Section 6 shall not apply to any Confidential Information, or portion thereof, that the Receiving Party can demonstrate by appropriate documentation:

(i) at the time of disclosure is in the public domain;

(ii) after disclosure, becomes part of the public domain, by publication or otherwise, through no fault of the Receiving Party or its disclosees;

(iii) is independently developed by Receiving Party personnel with no reference or access to the Confidential Information; or

(iv) is made available to the Receiving Party by an independent third party without obligation of confidentiality; provided, however, that to the Receiving Party’s knowledge, such information was not obtained by said third party, directly or indirectly, from the Disclosing Party hereunder.

In addition, the Receiving Party may disclose information that is required to be disclosed by law, by a valid order of a court or by order or regulation of a governmental agency including but not limited to, regulations of the Securities and Exchange Commission, or in the course of litigation; provided that in all cases the Receiving Party shall give the other party prompt notice of the pending disclosure and make a reasonable effort to obtain, or to assist the Disclosing Party in obtaining, a protective order or confidential- treatment order preventing or limiting (to the greatest possible extent and for the longest possible period) the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued.

6.4 Injunction. Each party agrees that should it breach or threaten to breach any provisions of this Section 6, the Disclosing Party will suffer irreparable damages and its remedy at law will be inadequate. Upon any breach or threatened breach by the Receiving Party of this Section 6, the Disclosing Party shall be entitled to seek temporary, preliminary and/or permanent injunctive relief in addition to any other remedy which it may have, without need to post any bond or security, in addition to any and all other legal and equitable rights and remedies available to the Disclosing Party.

6.5 Third Party Information. The parties acknowledge that the defined term “Confidential Information” shall include not only a disclosing party’s own Confidential Information but also Confidential Information of a Third Party which is in the possession of a disclosing party.

Sage acknowledges that CyDex’s Confidential Information includes information developed by Pfizer that is confidential to both CyDex and Pfizer. In so far as Confidential Information of Pfizer is disclosed, Pfizer is a third-party beneficiary of this Section 6 of this Agreement and may enforce it or seek remedies pursuant to it in accordance with its terms.

Sage agrees not to disclose to CyDex any Confidential Information of a Third Party which is in the possession of Sage, unless CyDex has given an express prior written consent (which specifies the owner of such Confidential Information) to receive such particular Confidential Information. If CyDex refuses to provide such consent, then any obligation of Sage to provide such information to CyDex under this Agreement shall be deemed waived by CyDex.

6.6 Public Announcements. The parties will mutually agree on a press release to be issued upon execution of this Agreement or reasonably soon thereafter. Neither party shall make any subsequent public announcement concerning this Agreement or the terms hereof not previously made public without the prior written approval of the other party with regard to the form, content, and precise timing of such announcement, except as may be required to be made by either party in order to comply with applicable Law, regulations, court orders, or tax, securities filings, financing arrangements, acquisitions, or sublicenses. Such consent shall not be unreasonably withheld or delayed by such other party. Before any such public announcement, the party wishing to make the announcement will submit a draft of the proposed announcement to the other party in sufficient time to enable such other party to consider and comment thereon.

7. Indemnification.

7.1 By CyDex. CyDex shall defend, indemnify and hold Sage and its Affiliates and Sublicensees, and each of their respective directors, officers, agents and employees, harmless from and against any and all losses, judgments, damages, liabilities, settlements, penalties, fines, costs and expenses (including the reasonable costs and expenses of attorneys and other professionals) (collectively “Losses”) incurred by Sage as a result of any claim, demand, action or other proceeding (each, a “Claim”) by a Third Party, to the extent such Losses arise out of: (a) the manufacture, use, handling, promotion, marketing, distribution, importation, sale or offering for sale of Captisol by CyDex and its Affiliates (including without limitation, the sale of Captisol by CyDex to Sage hereunder); (b) infringement of any person’s intellectual property rights in Captisol per se; (c) CyDex’s breach of this Agreement, including without limitation any of its representations and warranties set forth in Sections 5.1 and 5.2 and (d) CyDex’s negligence or misconduct.

7.2 By Sage. Sage shall defend, indemnify and hold CyDex and its Affiliates, and each of their respective directors, officers, agents and employees, harmless from and against any and all Losses incurred by CyDex as a result of any Claim by a Third Party, to the extent such Losses arise out of: (a) the manufacture, use, handling, promotion, marketing, distribution, importation, sale or offering for sale of the Licensed Product by Sage, its Affiliates and Sublicensees; (b) any acts or omissions by Sage in connection with pre-clinical studies and clinical studies of actual or potential Licensed Products; (c) infringement of any person’s intellectual property rights in connection with the subject matter of this Agreement (other than intellectual property rights in Captisol per se); (d) Sage’s breach of this Agreement, including without limitation any of its representations and warranties set forth in Section 5.2 and (e) Sage’s negligence or misconduct.

7.3 Expenses. As the parties intend complete indemnification, all costs and expenses of enforcing any provision of this Section 7 shall also be reimbursed by the Indemnifying Party.

7.4 Procedure.

(a) The person intending to claim indemnification under this Section 7 (an “Indemnified Party”) shall promptly notify the other party (the “Indemnifying Party”) of any Claim in respect of which the Indemnified Party intends to claim such indemnification, and a reasonable explanation of the basis for the Claim and the amount of alleged Losses to the extent of the facts then known by the Indemnified Party. (Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly caused by the delay or other deficiency.) The Indemnifying Party shall assume the defense thereof whether or not such Claim is rightfully brought; provided, however, that if the Indemnifying Party assumes the defense, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the sole cost and expense of the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them. And provided further that, if the Indemnifying Party shall fail to assume the defense of and reasonably defend such Claim, the Indemnified Party shall have the right to retain or assume control of such defense and the Indemnifying Party shall pay (as incurred and on demand) the fees and expenses of counsel retained by the Indemnified Party.

(b) The Indemnifying Party shall not be liable for the indemnification of any Claim settled (or resolved by consent to the entry of judgment) without the written consent of the Indemnifying Party. Also, if the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall have the right to settle such Claim; provided, that the Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Claim unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person by an Indemnified Party, no requirement that the Indemnified Party admit fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action.

(c) Regardless of who controls the defense, the other party hereto shall reasonably cooperate in the defense as may be requested. Without limitation, the Indemnified Party, and its directors, officers, advisers, agents and employees, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Claim.

8. Limitation of Liability.

EXCEPT FOR DAMAGES FOR WHICH A PARTY IS RESPONSIBLE PURSUANT TO ITS INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 7 ABOVE, EACH PARTY SPECIFICALLY DISCLAIMS ALL LIABILITY FOR AND SHALL IN NO EVENT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EXPENSES, LOST PROFITS, LOST SAVINGS, INTERRUPTIONS OF BUSINESS OR OTHER DAMAGES OF ANY KIND OR CHARACTER WHATSOEVER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR RESULTING FROM THE MANUFACTURE, HANDLING, MARKETING, SALE, DISTRIBUTION OR USE OF LICENSED PRODUCT OR USE (PURSUANT TO OR IN CONNECTION WITH THE RIGHTS GRANTED UNDER THIS AGREEMENT) OF THE LICENSED PATENTS AND CAPTISOL DATA PACKAGE, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT WITH RESPECT TO THE INDEMNIFICATION SPECIFICALLY PROVIDED IN SECTION 7 ABOVE, IN NO EVENT SHALL EITHER PARTY’S TOTAL AGGREGATE LIABILITY FOR ALL CLAIMS ARISING OUT OF OR RELATED TO THIS SUPPLY AGREEMENT, OR RESULTING FROM THE MANUFACTURE, HANDLING, MARKETING, SALE, DISTRIBUTION OR USE OF LICENSED PRODUCT OR USE OF THE LICENSED PATENTS AND CAPTISOL DATA PACKAGE PURSUANT TO OR IN CONNECTION WITH THE RIGHTS GRANTED UNDER THIS AGREEMENT, EXCEED THE GREATER OF (I) $250,000 AND (II) THE TOTAL AMOUNTS ACTUALLY PAID BY SAGE TO CYDEX UNDER THIS AGREEMENT AS OF THE DATE SUCH CLAIMS ARISE; PROVIDED, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT CYDEX’S RIGHT TO TAKE ACTION TO ENFORCE THIS SUPPLY AGREEMENT TO COLLECT AMOUNTS THAT ARE PROPERLY DUE AND OWING UNDER ARTICLE 4 HEREOF. NO ACTION, REGARDLESS OF FORM, ARISING OUT OF OR RELATED TO THIS AGREEMENT MAY BE BROUGHT BY EITHER PARTY MORE THAN TWO YEARS AFTER SUCH PARTY HAS KNOWLEDGE OF THE LEGAL AND FACTUAL BASIS FOR SUCH CAUSE OF ACTION OR AFTER EXPIRATION OF THE APPLICABLE STATUTORY LIMITATIONS PERIOD, WHICHEVER IS SOONER. FOR AVOIDANCE OF DOUBT, THE PARTIES’ RESPECTIVE RIGHTS AND OBLIGATIONS WITH RESPECT TO ANY LIABILITY THAT MAY ACCRUE UNDER THE LICENSE AGREEMENT, ANY COMMERCIAL LICENSE AGREEMENT OR ANY SUPPLY AGREEMENT (OTHER THAN THIS AGREEMENT) OR IN CONNECTION WITH ACTIVITIES CONDUCTED PURSUANT TO OR CONTEMPLATED BY ANY SUCH AGREEMENTS SHALL BE DETERMINED PURSUANT TO THE TERMS OF THOSE AGREEMENTS AND NOT BY THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT.

9. Term and Termination.

9.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect unless and until terminated as set forth herein.

9.2 Termination for Breach.

(a) Notice. If either party believes that the other is in material breach of this Agreement, then the party holding such belief (the “Non-breaching Party”) may deliver notice of such breach to the other party (the “Notified Party”). The Notified Party shall have […***…] days to cure such breach to the extent involving non-payment of amounts due hereunder, and […***…] days to either cure such breach for all other material breaches, or, if cure of such breach other than nonpayment cannot reasonably be effected within such […***…] day period, to deliver to the Non-breaching Party a plan reasonably calculated to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing but in no event in excess of an additional […***…] day period. Following delivery of such a plan, the Notified Party shall diligently carry out the plan and cure the breach and the cure period shall be extended by the time period provided in such plan but in no event to exceed […***…] days from the date of any initial breach notice delivered under this Section 9.2.

(b) Failure to Cure. If the Notified Party fails to cure a material breach of this Agreement as provided for in Section 9.2, then the Non-Breaching Party may terminate this Agreement upon written notice to the Notified Party.

9.3 Termination with Commercial License Agreement. This Agreement shall automatically terminate upon the termination, for whatever reason, of the Commercial License Agreement.

9.4 Survival. Notwithstanding any other provisions of this Agreement, any liability or obligation of either party to the other for acts or omissions before the termination of this Agreement shall survive the termination of this Agreement, including Sage’s obligation to pay CyDex sums due in respect of Captisol shipped before termination of this Agreement. And, such termination shall not relieve either party from obligations that are expressly indicated to survive termination of this Agreement. Sections 2.2 (Purchase Commitment) (final two sentences only), 3.4 (Modified Specifications) (final two sentences only), 3.6 (Control; Acceptance and Rejection), 4.1(b) (Shortfall Reimbursement (Take or Pay)), 4.3 (Payments), 4.4 (Taxes), 5.3 (Disclaimer), 6 (Confidentiality), 7 (Indemnification), 8 (Limitation of Liability), 9.4 (Survival), and 10 (General Provisions) shall survive termination of this

Agreement. […***…].

10. General Provisions.

10.1 Non-Solicitation. During the Evaluation Period and for a period of one year thereafter, neither party shall solicit any employee of the other party to terminate his or her employment with such other party or to breach any other obligation to such other party. This section is not meant to encompass general solicitations such as may be found in newspaper advertisements and the like.

10.2 Relationship of Parties. Each of the parties hereto is an independent contractor and nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. No party shall have the right to, and each party agrees not to purport to, incur any debts or make any commitments or contracts for the other.

10.3 Compliance with Law. Each of the parties shall comply with all applicable international, federal, state and local laws, rules and regulations, including, but not limited to, import/export restrictions, laws, rules and regulations governing product quality and safety and patent, copyright and trade secret protection.

10.4 Arbitration.

(a) Procedure. Any and all disputes or controversies arising out of or relating to this Agreement shall be exclusively and finally resolved by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then in effect, in Boston, Massachusetts. The arbitration shall be conducted by an arbitrator reasonably knowledgeable about the pharmaceutical industry and acceptable to CyDex and Sage. If CyDex and Sage cannot agree on a single arbitrator within 30 days after a demand for arbitration has been made, CyDex shall appoint an arbitrator, Sage shall appoint an arbitrator, the two arbitrators shall appoint a third arbitrator, and the three arbitrators shall hear and decide the issue in controversy. If either party fails to appoint an arbitrator within 45 days after service of the demand for arbitration, then the arbitrator appointed by the other party shall arbitrate any controversy in accordance with this Section 10.4(a). Except as to the selection of arbitrators, the arbitration proceedings shall be conducted promptly and in accordance with the rules of the American Arbitration Association then in effect. The expenses of any arbitration, including the reasonable attorney fees of the prevailing party, shall be borne by the party deemed to be at fault or on a pro-rata basis should the arbitration conclude in a finding of mutual fault.

(b) Confidentiality of Proceedings. All arbitration proceedings hereunder shall be confidential and the arbitrator(s) shall issue appropriate protective orders to safeguard each party’s Confidential Information. Except as required by law, no party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of the other party.

(c) Interim Equitable Relief. Notwithstanding Section 10.4(a), but subject to the limitations set forth in Article 8, each party shall not be precluded from seeking equitable relief (including but not limited to interim injunctive relief) in any court having jurisdiction to protect its interests.

(d) Binding Effect. The provisions of this Section 10.4 shall survive any termination of this Agreement, and shall be severable and binding on the parties hereto, notwithstanding that any other provision of this Agreement may be held or declared to be invalid, illegal or unenforceable.

10.5 Costs and Expenses. Except as otherwise expressly provided in this Agreement, each party shall bear all costs and expenses associated with the performance of such party’s obligations under this Agreement.

10.6 Force Majeure. Neither party shall be liable for failure to perform, or delay in the performance of, its obligations under this Agreement (other than payment obligations) when such failure or delay is caused by an event of force majeure. For purposes of this Agreement, an event of force majeure means any event or circumstance beyond the reasonable control of the affected party, including but not limited to, war, insurrection, riot, fire, flood or other unusual weather condition, explosion, act of God, peril of the sea, strike, lockout or other industrial disturbance, sabotage, accident, embargo, breakage of machinery or apparatus, injunction, act of governmental authority, compliance with governmental order or national defense requirements, or inability to obtain fuel, power, raw materials, labor or transportation facilities. If, due to any event of force majeure, either party shall be unable to fulfill its obligations under this Agreement (other than payment obligations), the affected party shall immediately notify the other party of such inability and of the period during which such inability is expected to continue and the time for performance shall be extended for a number of days equal to the duration of the force majeure.

10.7 Notices. Any notice, request, or communication under this Agreement shall be effective only if it is in writing and personally delivered; sent by certified mail, postage pre-paid; facsimile with receipt confirmed; or by nationally recognized overnight courier with signature required, addressed to the parties at the addresses stated below or such other persons and/or addresses as shall be furnished in writing by any party in accordance with this Section 10.7. Unless otherwise provided, all notices shall be sent:

If to CyDex, to:

CyDex Pharmaceuticals, Inc.

11119 North Torrey Pines Road, Suite 200

La Jolla, CA 92037

Attention: President

Fax: (858) 550-7272

With a copy to: General Counsel

Ligand Pharmaceuticals Incorporated

11085 North Torrey Pines Road, Suite 200

La Jolla, CA 92037

Fax: (858)550-7272

If to Sage, to:

Sage Therapeutics, Inc.

29 Newbury Street, Suite 301

Boston, MA 02116

Attention: President

Fax: (617) 859-2891

With a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: Christopher Denn

Fax: (617)523-1231

If sent by facsimile transmission, the date of transmission shall be deemed to be the date on which such notice, request or communication was given. If sent by overnight courier, the next business day after the date of deposit with such courier shall be deemed to be the date on which such notice, request or communication was given. If sent by certified mail, the third business day after the date of mailing shall be deemed the date on which such notice, request or communication was given.

10.8 Use of Name; Publicity. No party shall use the name, trademark, trade name or logo of the other party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or public disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other party, except as may be required by law or the rules of NASDAQ. The parties agree that a party may disclose this Agreement’s existence and terms, and material developments or material information generated under this Agreement, in (i) securities filings with the Securities and Exchange Commission (or equivalent foreign agency) to the extent required by law, or (ii) under conditions of confidentiality/nonuse in connection with investment and similar corporate transactions. Notwithstanding the above, once a public announcement has been made, either party shall be free to disclose to third parties any information contained in said public announcement. In the event of a required public announcement, the party making such announcement shall provide the other party with a copy of the proposed text before such announcement sufficiently in advance of the scheduled release of such announcement to afford such other party a reasonable opportunity to review and comment upon the proposed text and the timing of such disclosure.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (without giving effect to any conflicts of law principles that require the application of the law of a different state).

10.10 Entire Agreement; Amendment. The Supply Agreement and all Exhibits attached hereto contain the entire agreement of the parties relating to the subject matter hereof and thereof and supersede any and all prior or contemporaneous agreements, written or oral, between CyDex (and/or any of its Affiliates) and Sage (and/or any of its Affiliates) relating to the subject matter hereof and thereof; provided, that any confidentiality/nonuse provisions of any prior agreement are not superseded and will remain in effect in addition to the confidentiality/nonuse provisions hereof. This Agreement cannot be amended except by way of an express writing signed by both parties.

10.11 Binding Effect. This Agreement shall be binding upon, and the rights and obligations hereof shall apply to, CyDex and Sage and any successor(s) and permitted assigns. The name of a party appearing herein shall be deemed to include the names of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.

10.12 Waiver. The rights of either party under this Agreement may be exercised from time to time, singularly or in combination, and the exercise of one or more such rights shall not be deemed to be a waiver of any one or more of the others. No waiver of any breach of a term, provision or condition of this Agreement shall be deemed to have been made by either party unless such waiver is addressed in writing and signed by an authorized representative of that party. The failure of either party to insist upon the strict performance of any of the terms, provisions or conditions of this Agreement, or to exercise any option contained in this Agreement, shall not be construed as a waiver or relinquishment for the future of any such term, provision, condition or option or the waiver or relinquishment of any other term, provision, condition or option.

10.13 Severability. If any provision of this Agreement is determined by a final and binding court or arbitration judgment to be invalid, illegal or unenforceable to any extent, such provision shall not be not affected or impaired up to the limits of such invalidity, illegality or unenforceability; the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way; and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision (or portion of provision) with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision (or portion of provision). This Agreement shall not be invalidated by any future determination that any or all of the Licensed Patents have expired or been invalidated.

10.14 Assignment. Sage may not assign its rights or delegate its obligations under this Agreement, in whole or in part, by operation of law or otherwise, to any third party without the prior written consent of CyDex, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Sage may assign its rights and delegate its obligations under this Agreement to an Affiliate or to a third party successor, whether by way of merger, sale of all or substantially all of its assets, sale of stock or otherwise, without CyDex’s prior written consent. As a condition to any permitted assignment hereunder, the assignor must guarantee the performance of any assignee to the terms and obligations of this Agreement. Any assignment by Sage not in accordance with this Section 10.14 shall be void. CyDex has the right to assign its rights or delegate its obligations under this Agreement, in whole or in part, by operation of law or otherwise, to any third party, without any requirement for consent of Sage; provided that CyDex also assigns all of its right, title and interest in all assets, including without limitation, intellectual property rights, pertaining to its Captisol business to the same third party contemporaneous with the assignment of this Agreement.

10.15 Third Party Beneficiaries. Except for the rights of Indemnified Parties pursuant to Section 7 hereof, and subject to Section 6.5 hereof, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, including without limitation Sublicensees. The enforcement of any obligation of CyDex under this Agreement shall only be pursued by Sage or such Indemnified Party, and not Sublicensees.

10.16 Remedies Cumulative. Subject to the limitations set forth in Article 8 and Section 10.4, any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

10.17 Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

10.18 Interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

10.19 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original document, but both of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Supply Agreement as of the Effective Date.

CYDEX PHARMACEUTICALS, INC.
By:	/s/ Charles Berkman
Name: Charles Berkman
Title: VP and Secretary

SAGE THERAPEUTICS, INC.
By:	/s/ Kiran Reddy
Name: Kiran Reddy
Title: Chief Business Officer

AMENDMENT TO SUPPLY AGREEMENT

THIS AMENDMENT TO SUPPLY AGREEMENT (this “Amendment”) is made this “21th day of August, 2013 (the “Amendment Effective Date”) between CYDEX PHARMACEUTICALS, INC., a Delaware corporation (“CyDex”) and SAGE THERAPEUTICS, INC., a Delaware corporation (“Sage”).

1. This Amendment amends the Supply Agreement dated December 13, 2012 between CyDex and Sage (the “Agreement”).

2. On page 1 of the Agreement, the first recital is hereby amended and replaced in its entirety with the following:

WHEREAS, CyDex and Sage are also parties to that certain Commercial License Agreement of December 13, 2012 (the “Old Agreement”) which the parties are terminating as of the Amendment Effective Date, that Commercial License Agreement of August 21, 2013 (the “Commercial License Agreement”) and that certain License Agreement dated October 13, 2011 (the “License Agreement”); and.

3. Except as expressly set forth herein, the Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement to Supply Agreement as of the date first above written.

CYDEX PHARMACEUTICALS, INC.
By:	/s/ Charles Berkman
Name:	Charles Berkman
Title:	VP and Secretary

SAGE THERAPEUTICS, INC.
By:	/s/ Kimi Iguchi
Name:	Kimi Iguchi
Title:	CFO

August 21, 2013

1

AMENDMENT NO. 2 TO SUPPLY AGREEMENT

THIS AMENDMENT NO. 2 TO SUPPLY AGREEMENT (this “Amendment”) is made this 30th day of April, 2014 (the “Amendment Effective Date”) between:

CYDEX PHARMACEUTICALS, INC., a Delaware corporation (“CyDex”); and

SAGE THERAPEUTICS INC., a Delaware corporation (“Sage”).

RECITALS

WHEREAS, CyDex and Sage entered into a Supply Agreement as of December 13, 2012, as amended on August 21, 2013, (the “Agreement”);

WHEREAS, CyDex and Sage wish to amend the Agreement in accordance with Section 10.10 thereof;

NOW, THEREFORE, in consideration of the following mutual promises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

1. DEFINITIONS. All terms used, but not defined, in this Amendment shall have the meaning set forth in the Agreement.

2. PURCHASE VOLUME LIMITATIONS. Section 3.2(c) of the Agreement is hereby amended to read as follows:

(c) Detailed Forecast Variances.

(i) Until the […***…] anniversary of the first Commercial Launch Date, each updated Detailed Forecast may modify the amount of Commercial Grade Captisol estimated in the previous Detailed Forecast and the corresponding delivery timing in accordance with the following limitations (the “Purchase Volume Limitations”):

(1) for the first through third calendar months covered by such updated Detailed Forecast, no change in excess of a […***…]% volume increase or decrease per month from the prior Detailed Forecast may be made without the prior express written consent of CyDex; and

(2) for the fourth through sixth calendar months covered by such updated Detailed Forecast, no change in excess of a […***…]% volume increase or decrease per month from the prior Detailed Forecast may be made without the prior express written consent of CyDex.

(3) for the third calendar quarter covered by such updated Detailed Forecast, no change in excess of a […***…]% volume increase or decrease from the prior Forecast may be made without the prior express written consent of CyDex; and

(4) for the fourth calendar quarter covered by such updated Detailed Forecast, no change in excess of a […***…]%

volume increase or decrease from the prior Forecast may be made without the prior express written consent of CyDex.

(ii) After the […***…] anniversary of the Commercial Launch Date, the Purchase Volume Limitations shall be deemed modified as follows:

(1) for the first calendar quarter covered by such updated Detailed Forecast, no change in excess of a […***…]% volume increase or decrease per month from the prior Detailed Forecast may be made without the prior express written consent of CyDex;

(2) for the second calendar quarter covered by such updated Detailed Forecast, no change in excess of a […***…]%

volume increase or decrease from the prior Detailed Forecast may be made without the prior express written consent of CyDex;

(3) for the third calendar quarter covered by such updated Detailed Forecast, no change in excess of a […***…]%

volume increase or decrease from the prior Forecast may be made without the prior express written consent of CyDex; and

(4) for the fourth calendar quarter covered by such updated Detailed Forecast, no change in excess of a […***…]%

volume increase or decrease from the prior Forecast may be made without the prior express written consent of CyDex.

3. PRICING.

3.1 The first sentence of section 4.1(a) is hereby amended to read:

CyDex reserves the right to increase such purchase prices set forth in Exhibit A on each January 1 during the Term, upon no less than 180 days’ written notice to Sage, by a percentage equal to the aggregate percentage increase, if any, in the […***…] as reported by the Bureau of Labor Statistics, U.S. Department of Labor, for the 12-month period ending March 31 of the prior year (or any applicable successor index); provided, however, that […***…].

3.2 Exhibit A of the Agreement is hereby amended to read:

[…***…]

Portion of Cumulative Amount of Commercial Grade Captisol Purchased by Sage
Price per kilogram
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]

[…***…]

4. NOTICES. Sage’s address is hereby revised to read: If to Sage, to:

Sage Therapeutics, Inc.

215 First Street

Cambridge, Massachusetts 02142

Attention: President

Fax: (617) 299-8379

5. INTERPRETATION. The following sentence is added to the end of Section 10.18 of the Agreement:

Except as the context otherwise requires, (a) the word “including” or correlatives thereof, means “including without limitation,” and (b) the word “or” means “and/or.”

6. ENTIRE AGREEMENT/AMENDMENTS. Except as amended by this Amendment, the Agreement shall remain in full force and effect. After the Amendment Effective Date, every reference in the Agreement to the “Agreement” shall mean the Agreement as amended by this Amendment.

7. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original document, but both of which shall constitute one and the same instrument.

[Remainder of this page left blank intentionally]

AMENDMENT NO. 2 TO SUPPLY AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Supply Agreement as of the Amendment Effective Date.

CYDEX PHARMACEUTICALS, INC.
By:	/s/ Charles Berkman
Name:	Charles Berkman
Title:	VP and Secretary

SAGE THERAPEUTICS, INC.
By:	/s/ Jeffrey Jonas
Name:	Jeffrey Jonas
Title:	CEO

AMENDMENT NO. 2 TO SUPPLY AGREEMENT